EXHIBIT 99.2

NEITHER this Warrant NOR THE SECURITIES INTO WHICH this Warrant is EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. Neither this Warrant nor such securities MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY’S COUNSEL, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. ANY TRANSFEREE OF THIS WARRANT SHOULD CAREFULLY REVIEW THE TERMS OF THIS WARRANT.

Axion International Holdings, Inc.

Warrant To Purchase Common Stock

Warrant No. 6

Number of Shares of Common Stock: 1,592,500

Date of Issuance: September 28, 2012 (“Issuance Date”)

Axion International Holdings, Inc., a Colorado corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MLTM Lending, LLC, the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the date hereof, but not after 11:59 p.m., Delaware time, on the Expiration Date (as defined below), One Million Five Hundred Ninety-Two Thousand Five Hundred (1,592,500) fully paid, validly issued and nonassessable shares (the “Warrant Shares”) of the Company’s common stock, no par value (the “Common Stock”). This Warrant is one of the Warrants to Purchase Common Stock issued in connection with the issuance of the Notes pursuant to the Note Purchase Agreement (the “Note Purchase Agreement”), dated as of August 24, 2012 (the “Initial Closing Date”), by and among the Company and the investors referred to therein. Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 12. References in this Warrant to “Sections” shall be to Sections of this Warrant unless otherwise specifically provided.

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1.	Exercise of Warrant.

(a)          Mechanics of Exercise. Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder on any day on or after the date hereof, in whole or in part, by (i) delivery to the Company of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant, (ii) surrender of this Warrant, and (iii) either (A) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or by wire transfer of immediately available funds, or (B) by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(e)).

(b)          Certificates for Warrant Shares. The rights under this Warrant shall be deemed to have been exercised and the Warrant Shares issuable upon such exercise shall be deemed to have been issued immediately prior to the close of business on the date this Warrant is exercised in accordance with its terms, and the Person entitled to receive the Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such Warrant Shares as of the close of business on such date. Upon the exercise of this Warrant in compliance with the provisions of Section 1(a), the Company shall deliver to the Holder one or more certificates for the number of Warrant Shares so purchased.

(c)          Issuance of Warrant for Balance of Warrant Shares. If this Warrant is submitted in connection with any exercise pursuant to Section 1(a) and the number of Warrant Shares represented by this Warrant is greater than the number of Warrant Shares with respect to which this Warrant is exercised, then the Company shall as soon as practicable, and in any event within thirty (30) days of the Exercise Notice, issue a new Warrant (in accordance with Section 4(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number.

(d)          Exercise Price. For purposes of this Warrant, “Exercise Price” means $0.60 per share, subject to adjustment as provided herein.

(e)          Cashless Exercise. In lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, the Holder may, in its sole discretion, exercise this Warrant, in whole or in part, and elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) - (A x C)

B

For purposes of the foregoing formula:

A= the total number of shares with respect to which this Warrant is then being exercised;

B= the average of the Weighted Average Price of shares of Common Stock for the ten (10) consecutive Trading Days ending on the date immediately preceding the date of the Exercise Notice; and

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C= the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

(f)          Insufficient Authorized Shares. The Company agrees during the term the rights under this Warrant are exercisable to reserve and keep available from its authorized and unissued shares of Common Stock solely for the purpose of effecting the exercise of this Warrant such number of shares as shall from time to time be sufficient to effect the exercise of the rights under this Warrant; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient for purposes of the exercise of this Warrant in accordance with its terms, the Company will use all reasonable efforts to take such corporate action as may be necessary to increase its authorized and unissued shares of its Common Stock to a number of shares as shall be sufficient for such purposes. The Company represents and warrants that all shares that may be issued upon the exercise of this Warrant will, when issued in accordance with the terms hereof, be validly issued, fully paid and nonassessable.

2.	Adjustment of Exercise Price.

(a)          Adjustment for Stock Splits, Stock Dividends, Etc. If, at any time on or after the date hereof, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, reclassification or other similar event, the Exercise Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Exercise Price shall be proportionately increased.

(b)          Adjustment Due to Merger, Consolidation, Etc. If, at any time after the date hereof, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Company with any other entity (other than a merger in which the Company is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Company, or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) - (iv) above being a “Corporate Change”), then the Holder shall thereafter have the right to receive upon exercise of this Warrant, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon such exercise had such Corporate Change not taken place.

(c)          Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Exercise Price pursuant to this Section 2, the Company shall promptly compute such adjustment or readjustment and prepare and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

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3.	Warrant Holder Not Deemed a Shareholder; Compliance with Securities Laws.

(a)          Warrant Holder Not Deemed a Shareholder. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

(b)          Securities Law Legend. The Warrant Shares shall (unless otherwise permitted by the provisions of this Warrant) be stamped or imprinted with a legend substantially similar to the following (in addition to any legend required by state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY’S LEGAL COUNSEL, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

(c)          Instructions Regarding Transfer Restrictions. The Holder consents to the Company making a notation on its records and giving instructions to any transfer agent in order to implement the restrictions on transfer established in Section 4(a).

(d)          Removal of Legend. The legend referring to federal and state securities laws identified in Section 3(b) stamped on a certificate evidencing the Warrant Shares and the stock transfer instructions and record notations with respect to such securities shall be removed and the Company shall issue a certificate without such legend to the holder of such securities if (i) such securities are registered under the Securities Act of 1933, as amended, or (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company’s counsel to the effect that a sale or transfer of such securities may be made without registration or qualification.

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4.	Reissuance of Warrants; Issuance of Additional Warrant Shares for Anti-Dilution.

(a)          Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 4(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 4(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b)          Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 4(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c)          Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 4(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Warrants for fractional shares of Common Stock shall be given.

(d)          Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 4(a) or Section 4(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

(e)          Issuance of Additional Warrant Shares for Anti-Dilution. If, at any time on or after the date hereof, there shall be any adjustment to the Conversion Price pursuant to Section 5(c) of the Applicable Note (each, a “Warrant Shares Adjustment Trigger”), the number of Warrant Shares shall be increased, without any further action by the Holder or the Company, by the number of fully paid, validly issued and nonassessable shares of Common Stock (the “Anti-Dilution Warrant Shares”) determined in accordance with the following formula:

Anti-Dilution Warrant Shares	=	CA1	(CA1 ÷ CAP2) - (CA1 ÷ CAP1)	x	OP1	x	Z
		CAP1	(CA1 ÷ CAP1)		OP1

(i)          For the purposes of the foregoing formula, the following definitions shall apply:

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(1)         “CA1” shall mean the Conversion Amount outstanding as of the Issuance Date of the Applicable Note.

(2)         “CAP1” shall mean the Conversion Price in effect immediately prior to the event giving rise to the applicable Warrant Shares Adjustment Trigger.

(3)         “CAP2” shall mean the Conversion Price in effect immediately after the event giving rise to the applicable Warrant Shares Adjustment Trigger.

(4)         “OP1” shall mean the original Principal amount of the Applicable Note.

(5)         “OP2” shall mean the Principal amount of the Applicable Note outstanding immediately prior to the event giving rise to the applicable Warrant Shares Adjustment Trigger.

(6)         “Z” shall mean the fraction determined by dividing (A) the number of Warrant Shares outstanding immediately prior to the Warrant Shares Adjustment Trigger, taking into account any issuances of Warrant Shares pursuant to this Section 4(e) at any time prior to the applicable Warrant Shares Adjustment Trigger, by (B) the number of Warrant Shares initially issuable under this Warrant plus the number of Warrant Shares issued pursuant to this Section 4(e) at any time prior to the applicable Warrant Shares Adjustment Trigger, and in the case of the foregoing clauses (A) and (B), taking into account any adjustments to the number of Warrant Shares issuable under this Warrant as a result of any adjustments to the Exercise Price pursuant to Section 2 at any time prior to the applicable Warrant Shares Adjustment Trigger.

(ii)         Upon the occurrence of each issuance of additional Warrant Shares pursuant to this Section 4(e), the Company shall promptly compute the number of additional Warrant Shares so issued and prepare and furnish to the Holder a certificate setting forth such issuance and showing in detail the calculation thereof.

5.     Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Warrant must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally, (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Axion International Holdings, Inc.

180 South Street, Suite 104

New Providence, NJ 07974
Facsimile:    (908) 542-0999
Attention:     Steve Silverman

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With a copy (for informational purposes only) to:

Greenberg Traurig, LLP
1750 Tysons Boulevard
Suite 1200
McLean, VA 22102
Facsimile: (703) 714-8359
Attention: Mark Wishner, Esq.

If to the Holder, to its address and facsimile number set forth on the signature page to this Warrant or to such other address and/or facsimile number and/or to the attention of such other Person as the Holder has specified by written notice given to the Company five (5) days prior to the effectiveness of such change

6.     Amendment. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

7.     Governing Law; Venue. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. The Company consents to and irrevocably submits to the jurisdiction of the Delaware Court of Chancery (or if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court sitting in the State of Delaware), and agrees that any dispute respecting this Warrant shall be submitted to and determined by such court. Final judgment of the Delaware Court of Chancery (or if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court sitting in the State of Delaware) shall be conclusive and binding on the Company and may be enforced in any court in which the Company is subject to jurisdiction by a suit upon such judgment.

8.     Construction; Headings. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

9.     Remedies. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and any of the other Transaction Documents (as defined in the Note Purchase Agreement) at law or in equity (including a decree of specific performance and/or other injunctive relief). The Company acknowledges that a breach by it of its obligations hereunder may cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without any bond or other security being required.

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10.   Transfer. This Warrant and the Warrant Shares may be offered for sale, sold, transferred or assigned without the consent of the Company, subject only to the provisions of Section 3.7 of the Note Purchase Agreement.

11.   Severability. If any provision of this Warrant becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Warrant, and such illegal, unenforceable or void provision shall be replaced with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, unenforceable or void provision. The balance of this Warrant shall be enforceable in accordance with its terms.

12.   Certain Definitions. For purposes of this Warrant, the following terms shall have the following meanings:

(i)          “Applicable Note” means the Note to which this Warrant is related.

(ii)         “Bloomberg” means Bloomberg Financial Markets.

(iii)        “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized or required by law to remain closed.

(iv)         “Conversion Amount” has the meaning set forth in the Applicable Note.

(v)          “Conversion Price” has the meaning set forth in the Applicable Note.

(vi)         “Expiration Date” means the earlier to occur of the date that is (i) three years after the date upon which the Weighted Average Price of a share of Common Stock for the ninety consecutive Trading Days prior to such date is at least $2.00 per share (such dollar amount to be adjusted for any reverse stock split, combination or reclassification of shares or other similar event, in each case after the Initial Closing Date), and (ii) five years after the date on which the Applicable Note has been repaid in full, whether on the Maturity Date or at the option of the Company, or converted in its entirety.

(vii)        “Maturity Date” has the meaning set forth in the Applicable Note.

(viii)      “Notes” means the Convertible Notes issued pursuant to the Note Purchase Agreement

(ix)         “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

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(x)          “Principal” has the meaning set forth in the Applicable Note.

(xi)         “Principal Market” means the OTC Bulletin Board unless and until the Company’s shares are listed on an exchange in which event the Principal market shall be such exchange.

(xii)        “Required Holders” means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

(xiii)      “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., Delaware time).

(xiv)        “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., Delaware time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., Delaware time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., Delaware time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., Delaware time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as determined by the Board of Directors of the Company in good faith. Other than with respect to the definition of the term “Expiration Date,” all such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

AXION INTERNATIONAL HOLDINGS, INC.

By:	/s/ Steve Silverman
Name:	Steve Silverman
Title:	CEO

Acknowledged and Agreed:

MLTM Lending, LLC

By:	TM Investments, LP
its administrative member

By:	CF Holdings, Inc.,
its general partner

By:	/s/ Melvin Lenkin
Name:	Melvin Lenkin
Title:	President

4922-A St. Elmo Avenue
Bethesda, MD 20814

Facsimile:	301- 652-9834
Attention:

[Signature Page to Warrant to Purchase Common Stock]

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EXHIBIT A

EXERCISE NOTICE

[To be executed by the registered Holder in order
to exercise this Warrant to Purchase Common Stock]

Axion International Holdings, Inc.

The undersigned holder hereby exercises the right to purchase _________________ of the shares of Common Stock (“Warrant Shares”) of Axion International Holdings, Inc., a Colorado corporation (the “Company”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.    Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

______   a “Cash Exercise” with respect to _____________ Warrant Shares; and/or

______   a “Cashless Exercise” with respect to _____________ Warrant Shares.

2.    Payment of Exercise Price. In the event that the Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3.    Delivery of Warrant Shares. The Company shall deliver to the undersigned Registered Holder __________ Warrant Shares in accordance with the terms of the Warrant.

Date: _______________ __, ______

Name of Registered Holder

By:
Name:
Title:

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